Spark Networks(R) Reports Third Quarter Financial Results

LOS ANGELES, CA -- (Marketwired - November 03, 2015) - Spark Networks, Inc. (NYSE MKT: LOV),

Quarterly Highlights

  Both Jewish and Christian Networks show simultaneous subscriber growth for first time since Q1 2013
  Record ChristianMingle contribution margin up 500 basis points year-over-year to 44%
  Highest company contribution margin since Q4 2014 at 62%
  Spark's mobile presence now exceeds over 200,000 monthly active users across five brands
  Acquisition of JSwipe expands offering for Jewish community
  Scheduled re-launch of both JDate and ChristianMingle on pace for Q4 2015

Spark Networks, Inc. (NYSE MKT: LOV), a leader in creating communities that help individuals form life-long relationships, today reported financial results for the third quarter ended September 30, 2015.

Commentary and Outlook

Chief Executive Officer Michael Egan stated, "The last three months represent a true inflection point for Spark Networks and the clearest indication yet that we are on the right path towards turning this business around. There are four specific achievements that I believe represent this inflection, and each sets us up to start to run in the near future.

"First off we grew our subscriber base for the first time in two years. Both our Jewish and Christian Networks experienced subscriber growth over the course of Q3 of 1.8% and 0.4%, respectively. While this subscriber growth was modest, we are excited that it occurred a quarter ahead of our original guidance, and in a seasonally slow period. We are now in an excellent position to continue our momentum into Q4 and Q1, which have traditionally been our strongest seasonal periods. Most encouraging is that JDate.com, our U.S. property, experienced the highest quarterly subscriber growth since early 2009.

"Our second accomplishment was our record contribution margin on ChristianMingle at 44%. For many years, in an effort to create a sizable network, the Company was acquiring ChristianMingle subscribers at negative incremental margins. Though we halted that practice late last year, our Q3 performance represents the highest incremental acquisition margins ever for the brand during a period of subscriber growth. We continue to be methodical about how and where we invest in marketing and we're becoming much more sophisticated in our communications with our members once they register. We are just starting to hone our capabilities here and expect to be able to drive further improvements as we move forward.

"Our third accomplishment was the launch of a handful of new mobile applications into the market. A year ago the company did not have a single native mobile application and today we have nine apps across five different brands representing over 200,000 monthly active users. The most critical of these launches was our new CrossPaths application. As the leader in the Christian market for dating it is important that we offer a product to millennial Christians seeking others who share their faith and ideas about what dating means. CrossPaths fills a major void in the dating market and we are encouraged by the early adoption we've seen.

"Finally, in early October, we closed a very strategic acquisition for the company, bringing Smooch Labs into the Spark family. Smooch Labs is the developer of JSwipe, the popular Jewish millennial dating application. With over 450,000 downloads, JSwipe has done an excellent job of building a community in the Jewish market. Because JDate traditionally skews towards an older and more marriage-minded demographic, by combining forces we can now provide a solution across the broad age and interest range. We believe that, with the addition of premium features to the platform, JSwipe and the Smooch team will be major contributors to our future growth.

"We recognize that the online dating industry is highly fragmented and believe that only those firms that achieve scale will survive. Accordingly we are in the early stages of retaining a financial advisor to best position the company to further participate in the ongoing industry consolidation.

"When we started this turn around at the beginning of the year we spoke of a crawl, walk, run strategy. While our 'pace' definitely quickened in Q3, there is still plenty of work to be done. We remain committed to driving revenue and EBITDA growth and continuing to execute against our product improvement roadmap. We've assembled a team that is finding its stride, hitting its goals and finding ways to scale. We've significantly bolstered our product development capabilities and are proving that we can launch innovative and valuable products for our customers. And finally through both organic development and acquisitions we are proving that we can build and grow fantastic brands that serve important market niches. It is a very exciting time for Spark."

Financial Highlights

                            Q3 2015           Q2 2015           Q3 2014
                       ----------------- ----------------- -----------------
Revenue                    $11.7 Million     $12.3 Million     $15.0 Million
Contribution(1)             $7.3 Million      $6.9 Million      $9.0 Million
Adjusted EBITDA(2)         $309 Thousand     $621 Thousand      $2.5 Million
Net(Loss) Income         $(822) Thousand    $(95) Thousand   $(969) Thousand
Cash Balance               $14.4 Million     $14.6 Million      $9.3 Million
Period Ending Subs(3)            197,832           196,819           243,499
Avg. Paying Subs(3)              197,109           203,895           257,679
ARPU                              $19.04            $19.43            $18.33

Financial Results

Revenue in the third quarter of 2015 was $11.7 million, a decrease of 22% compared to the year ago period, and a 5% decrease from the prior quarter. The year over year decrease was primarily driven by a decrease in average paying subscribers. The sequential decrease was primarily driven by decreases in both average paying subscribers and ARPU for the Christian and Jewish Networks segments. The declines in ARPU were driven, in part, by a significant increase in the proportion of 6 month subscriptions sold during the quarter within the Jewish and Christian Networks.

Direct marketing expenses in the third quarter of 2015 were $4.4 million, a decrease of 27% compared to the year ago period and a 17% decrease compared to the prior quarter. Christian Networks accounted for the majority of the decrease compared to the year ago period, reflecting the Company's strategy to reduce and reallocate direct marketing investments in the segment. The sequential decrease was primarily driven by efficiency in the Christian Networks TV marketing campaigns.

Contribution in the third quarter of 2015 was $7.3 million, a decrease of 19% compared to the year ago period and a 5% increase compared to the prior quarter. Our contribution margin increased to 62% from 60% in the year ago period and 57% in the previous quarter. The margin expansion was primarily driven by our Christian Networks, which increased margins to 44% from 39% in the year ago period and 36% in the previous quarter.

Excluding direct marketing expenses, cost and expenses in the third quarter of 2015 were $7.9 million, a decrease of 15% compared to the year ago period and an 11% increase compared to the prior quarter. The year over year decrease is a combination of lower sales and marketing expenses, and general and administrative expenses, primarily reflecting the impact of the Company's expense reduction and improved efficiency program announced in the third quarter of 2014, as well as one time executive severance expense. The sequential increase was driven by legal expenses of approximately $950,000 related to protecting the Company's intellectual property and closing the acquisition of Smooch Labs. Both matters were resolved during Q4 2015. This increase was partially offset by decreases in bad debt expense and share based compensation.

Net loss in the third quarter of 2015 was $(822) thousand, or $(0.03) per share, compared to a net loss of $(969) thousand, or $(0.04) per share, in the year ago period and net loss of $(95) thousand, or $(0.00) per share, in the prior quarter.

Adjusted EBITDA in the third quarter of 2015 was $309 thousand compared to $2.5 million in the year ago period and $621 thousand in the prior quarter. Current period Adjusted EBITDA excludes $129 thousand of transaction fees related to the acquisition of Smooch Labs, Inc., which closed early in the fourth quarter of 2015. Adjusted EBITDA in the third quarter of 2015 does include the impact of approximately $820 thousand of litigation costs related to the intellectual property litigation with Smooch Labs.

Liquidity

As of September 30, 2015, the Company had cash and cash equivalents of $14.4 million, a decrease of 1% from $14.6 million at the end of the prior quarter. As of September 30, 2015, the Company had no outstanding debt.

Acquisition of Smooch Labs

On October 14, 2015 the Company completed the acquisition of Smooch Labs, Inc., the owner of the popular millennial Jewish dating app JSwipe.

                            SPARK NETWORKS, INC.
                     SEGMENT(4)RESULTS FROM OPERATIONS
           (in thousands except subscriber and ARPU information)

                                                             Q3 '15  Q3 '15
                                                              v. Q3   v. Q2
                 Q3 2015  Q2 2015  Q1 2015  Q4 2014  Q3 2014   '14     '15
                -------- -------- -------- -------- -------- ------  ------

Revenue
Jewish Networks $  4,613 $  4,846 $  5,180 $  5,502 $  5,724  -19.4%   -4.8%
Christian
 Networks          6,581    6,921    7,792    8,215    8,672  -24.1%   -4.9%
Other Networks       466      470      487      504      533  -12.6%   -0.9%
Offline & Other
 Businesses           22       25       27       43       79  -72.2%  -12.0%
                -------- -------- -------- -------- -------- ------  ------
  Total Revenue $ 11,682 $ 12,262 $ 13,486 $ 14,264 $ 15,008  -22.2%   -4.7%

Direct Mktg.
 Exp.
Jewish Networks $    619 $    745 $    599 $    684 $    628   -1.4%  -16.9%
Christian
 Networks          3,664    4,450    5,338    4,325    5,293  -30.8%  -17.7%
Other Networks       141      133      115      116      107   31.8%    6.0%
Offline & Other
 Businesses            -        -        -        4       19     NM      NM
                -------- -------- -------- -------- -------- ------  ------
  Total Direct
   Mktg. Exp.   $  4,424 $  5,328 $  6,052 $  5,129 $  6,047  -26.8%  -17.0%

Contribution
Jewish Networks $  3,994 $  4,101 $  4,581 $  4,818 $  5,096  -21.6%   -2.6%
Christian
 Networks          2,917    2,471    2,454    3,890    3,379  -13.7%   18.0%
Other Networks       325      337      372      388      426  -23.7%   -3.6%
Offline & Other
 Businesses           22       25       27       39       60  -63.3%  -12.0%
                -------- -------- -------- -------- -------- ------  ------
  Total
   Contribution $  7,258 $  6,934 $  7,434 $  9,135 $  8,961  -19.0%    4.7%

Period Ending
 Subs
Jewish Networks   64,144   62,991   67,703   71,251   75,355  -14.9%    1.8%
Christian
 Networks        122,068  121,561  129,964  131,479  154,367  -20.9%    0.4%
Other Networks    11,620   12,267   12,879   12,787   13,777  -15.7%   -5.3%
                -------- -------- -------- -------- -------- ------  ------
  Total Period
   Ending Subs.  197,832  196,819  210,546  215,517  243,499  -18.8%    0.5%

Average Paying
 Subs.
Jewish Networks   63,538   65,087   69,632   73,429   76,481  -16.9%   -2.4%
Christian
 Networks        121,597  126,214  130,860  141,188  166,908  -27.1%   -3.7%
Other Networks    11,974   12,594   12,953   13,257   14,290  -16.2%   -4.9%
                -------- -------- -------- -------- -------- ------  ------
  Total Avg.
   Paying Subs.  197,109  203,895  213,445  227,874  257,679  -23.5%   -3.3%

ARPU
Jewish Networks $  23.80 $  24.46 $  24.48 $  24.44 $  24.53   -3.0%   -2.7%
Christian
 Networks          17.19    17.57    18.01    17.57    16.01    7.3%   -2.2%
Other Networks     12.58    12.08    12.22    12.27    12.11    3.9%    4.1%
                -------- -------- -------- -------- -------- ------  ------
  Total ARPU(5) $  19.04 $  19.43 $  19.77 $  19.47 $  18.33    3.9%   -2.0%

         Distribution of New Subscription Purchases(6)

                    Q3 2015  Q2 2015  Q1 2015  Q4 2014  Q3 2014
                    -------  -------  -------  -------  -------

Jewish Networks
  1 month plans        35.6%    45.4%    42.7%    41.4%    38.5%
  3 month plans        19.9%    21.8%    25.2%    24.3%    24.9%
  6 month plans        44.5%    32.8%    32.1%    34.3%    36.6%
                    -------  -------  -------  -------  -------
                      100.0%   100.0%   100.0%   100.0%   100.0%

Christian Networks
  1 month plans        39.6%    54.4%    50.5%    53.7%    50.6%
  3 month plans        18.4%    19.4%    17.8%    20.7%    20.8%
  6 month plans        42.0%    26.2%    31.7%    25.6%    28.6%
                    -------  -------  -------  -------  -------
                      100.0%   100.0%   100.0%   100.0%   100.0%

Other Networks
  1 month plans        62.0%    58.3%    56.0%    59.2%    58.6%
  3 month plans        11.4%    11.9%    12.2%    11.0%    12.2%
  6 month plans        26.6%    29.8%    31.8%    29.8%    29.2%
                    -------  -------  -------  -------  -------
                      100.0%   100.0%   100.0%   100.0%   100.0%

              Composition of Average Paying Subscriber Base(7)

                                Q3 2015  Q2 2015  Q1 2015  Q4 2014  Q3 2014
                                -------  -------  -------  -------  -------

Jewish Networks
First Time Subscribers             21.7%    21.5%    22.4%    22.4%    21.9%
Winback Subscribers                30.5%    29.1%    28.8%    29.2%    29.5%
Renewal Subscribers                47.8%    49.4%    48.8%    48.4%    48.6%
                                -------  -------  -------  -------  -------
Total                             100.0%   100.0%   100.0%   100.0%   100.0%

Christian Networks
First Time Subscribers             39.1%    38.3%    37.1%    38.0%    42.7%
Winback Subscribers                23.3%    22.6%    20.3%    19.7%    20.5%
Renewal Subscribers                37.6%    39.1%    42.6%    42.3%    36.8%
                                -------  -------  -------  -------  -------
Total                             100.0%   100.0%   100.0%   100.0%   100.0%

Other Networks
First Time Subscribers             31.2%    33.2%    20.3%    30.6%    31.2%
Winback Subscribers                22.0%    21.9%    26.9%    21.8%    22.6%
Renewal Subscribers                46.8%    44.9%    52.8%    47.6%    46.2%
                                -------  -------  -------  -------  -------
Total                             100.0%   100.0%   100.0%   100.0%   100.0%

Investor Conference Call
The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Toll-Free (United States): 1-855-327-6837
International: 1-778-327-3988

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company's website at www.spark.net or by clicking http://investor.spark.net.

A replay will begin approximately three hours after completion of the call and run until November 17, 2015.

Replay
Toll-Free (United States): 1-877-870-5176
International: 1-858-384-5517
Passcode: 911030

Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the implementation of the "crawl, walk, run" strategy to stabilize and grow the subscriber base which we have adopted, and our expectation that we will be able to drive further improvements in the business. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: successfully implement our strategy to stabilize our subscriber base and grow; avoid significant subscriber declines; attract and retain members; convert members into paying subscribers and retain our paying subscribers; retain and enhance the new marketing team; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes, including making the technology stack more nimble; drive use of newly-updated mobile applications; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's filings with the Securities and Exchange Commission ("SEC"), and in the Company's other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Spark Networks, Inc.:
The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

(1) "Contribution" is defined as revenue, net of credits and credit card chargebacks, less direct marketing.

(2) The Company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles ("GAAP"). This non-GAAP measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one-time items that have not occurred in the past two years and are not expected to recur in the next two years. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation of the Adjusted EBITDA for the three and nine months ended September 30, 2015 and September 30, 2014 can be found in the table below.

"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of long-lived assets, non-cash currency translation adjustments for an inter-company loan and non-recurring proxy, severance and transaction expense.

(3) "Paying Subscribers" are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members. Period ending subscribers for each quarter represent the paying subscriber count as of the last day of the period. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period. The calculation excludes results from the Company's HurryDate business due to its relative size.

(4) In accordance with Segment Reporting guidance, the Company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of the Company's JDate.com, JDate.co.il, JDate.fr, JDate.co.uk and Cupid.co.il Web sites and their respective co-branded Web sites. The Christian Networks segment consists of the Company's ChristianMingle.com, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com and Faith.com Web sites. The Other Networks segment consists of Spark.com and related other general market Web sites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The Offline & Other Businesses segment consists of revenue generated from offline activities and HurryDate events and subscriptions.

(5) ARPU is defined as average revenue per user per month. Total ARPU excludes results from the Company's HurryDate business due to its relative size.

(6) One month plans may also include a small amount of two month plans. Three month plans may include a small amount of four month plans. Six month plans may include a small amount of twelve month plans.

(7) Represents the type of subscriber comprising the average paying subscribers in that period. First Time Subscribers are defined as those subscribers that have never purchased a subscription from the Company for that reporting segment. Winback Subscribers are defined as those individuals who have purchased a subscription from the Company for that reporting segment, allowed their subscription to lapse, and subsequently purchased a subscription from the Company for that reporting segment. Renewal Subscribers are defined as those subscribers that have auto-renewed a subscription from the Company for that reporting segment.

                            SPARK NETWORKS, INC.
                        CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share data)

                                               September 30,   December 31,
                                               -------------  -------------
                                                    2015           2014
                                               -------------  -------------
Assets
Current assets:
  Cash and cash equivalents                    $      14,442  $      11,696
  Restricted cash                                        823          1,056
  Accounts receivable, (net of allowance for
   doubtful accounts of $99 and $0 at
   September 30, 2015 and December 31, 2014,
   respectively)                                       1,133          1,308
  Deferred tax asset - current                             9             11
  Prepaid expenses and other                             766          1,516
                                               -------------  -------------
    Total current assets                              17,173         15,587
Property and equipment, net                            5,346          4,072
Goodwill                                               8,522          8,575
Intangible assets, net                                 2,439          2,469
Deferred tax asset - non-current                          68             68
Deposits and other assets                                127            234
                                               -------------  -------------
    Total assets                               $      33,675  $      31,005
                                               =============  =============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $       1,664  $       1,300
  Accrued liabilities                                  4,785          3,948
  Deferred revenue                                     6,307          7,092
  Deferred tax liability - current portion               601            496
                                               -------------  -------------
    Total current liabilities                         13,357         12,836
Deferred tax liability                                 1,593          1,607
Other liabilities                                        609            807
                                               -------------  -------------
    Total liabilities                                 15,559         15,250
Commitments and contingencies
Stockholders' equity:
Authorized capital stock consists of
 100,000,000 shares of Common Stock, $0.001
 par value; issued and outstanding: 25,260,191
 and 24,556,182 shares at September 30, 2015
 and December 31, 2014, respectively:                     25             25
  Additional paid-in-capital                          75,082         72,522
  Accumulated other comprehensive income                 754            759
  Accumulated deficit                                (57,745)       (57,551)
                                               -------------  -------------
  Total stockholders' equity                          18,116         15,755
                                               -------------  -------------
  Total liabilities and stockholders' equity   $      33,675  $      31,005
                                               =============  =============

                            SPARK NETWORKS, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands, except per share data)

                               Three Months Ended       Nine Months Ended
                                 September 30,            September 30,
                           ------------------------- -----------------------
                               2015         2014         2015        2014
                           ----------- ------------- ----------- -----------
Revenue                    $    11,682 $      15,008 $    37,430 $    47,381
Cost and expenses:
  Cost of revenue
   (exclusive of
   depreciation shown
   separately below)             5,593         7,004      19,058      28,234
  Sales and marketing            1,144         1,368       2,895       4,299
  Customer service                 769           738       2,239       2,289
  Technical operations             210           276         636         917
  Development                    1,053           886       2,978       2,645
  General and
   administrative                2,933         4,446       7,704      11,472
  Depreciation                     562           518       1,607       1,558
  Amortization of
   intangible assets                10            10          30          30
  Impairment of long-lived
   assets                           26           103         132         103
                           ----------- ------------- ----------- -----------
Total cost and expenses         12,300        15,349      37,279      51,547
                           ----------- ------------- ----------- -----------
Operating income (loss)          (618)         (341)         151     (4,166)
Interest (income) expense
 and other, net                    191           340          79         323
                           ----------- ------------- ----------- -----------
Income (loss) before income
 taxes                           (809)         (681)          72     (4,489)
Provision for income taxes          13           288         266         507
                           ----------- ------------- ----------- -----------
Net income (loss)                (822)         (969)       (194)     (4,996)
Other comprehensive income,
 net of tax:
  Foreign currency
   translation adjustment            0          (27)         (5)        (16)
                           ----------- ------------- ----------- -----------
Comprehensive income (loss)$     (822) $       (996) $     (199) $   (5,012)
                           =========== ============= =========== ===========
Net earnings (loss) per
 share--basic and diluted  $    (0.03) $      (0.04) $    (0.01) $    (0.21)
                           =========== ============= =========== ===========
Weighted average shares
 outstanding - basic and
 diluted                        25,188        24,035      24,991      23,936

Stock-based compensation:
(in thousands)

                                Three Months Ended      Nine Months Ended
                                  September 30,           September 30,
                             ----------------------- -----------------------
                                 2015        2014        2015        2014
                             ----------- ----------- ----------- -----------
Cost of revenue              $         - $         3 $         - $         3
Sales and marketing                   11          23          19          99
Development                            5           -           8           -
General and administrative           159         259         485         511

Reconciliation of Net (Loss) Income to Adjusted EBITDA:
(in thousands)

                            Three Months Ended         Nine Months Ended
                               September 30,             September 30,
                         ------------------------  ------------------------
                             2015         2014         2015         2014
                         -----------  -----------  -----------  -----------
Net (loss) income        $      (822) $      (969) $      (194) $    (4,996)
Interest expense                  15           12           35           36
Tax provision (benefit)           40          288          237          507
Depreciation                     561          518        1,606        1,558
Amortization                      10           10           30           30
                         -----------  -----------  -----------  -----------
EBITDA                          (196)        (141)       1,714       (2,865)
Stock-based compensation         175          285          512          613
Impairment of long-lived
 assets                           26          103          132          103
Non-cash currency
 translation adjustments         175          327           39          284
Non-recurring proxy,
 severance and
 transaction                     129        1,884          290        3,308
                         -----------  -----------  -----------  -----------
Adjusted EBITDA          $       309  $     2,458  $     2,687  $    $1,443
                         ===========  ===========  ===========  ===========

For More Information
Investors:
Robert O'Hare
rohare@spark.net